Exhibit 5.1
February 14, 2006
JMAR Technologies, Inc.
10905 Technology Place
San Diego, California 92127
Re: Registration Statement on Form S-3
Gentlemen:
We have acted as counsel to JMAR Technologies, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of a registration statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “1933 Act”) covering the offer and sale by the persons listed as selling stockholders in the Registration Statement of 5,689,346 shares of the Company’s Common Stock (the “Selling Stockholders’ Shares”), of which 3,025,001 shares of Common Stock are issued and outstanding and 2,664,345 shares of Common Stock are authorized for issuance upon the exercise of Warrants (“Warrants”), all of which shares include the associated rights (the “Rights”) to purchase shares of Series A Junior Participating Preferred Stock, which are attached to all shares of the Company’s Common Stock outstanding on or issued after March 5, 1999 pursuant to the Company’s Rights Agreement (“Rights Agreement”), dated February 12, 1999, between the Company and American Securities Trust & Transfer, Inc. (“Rights Agent”).
In connection with this opinion, we have examined and relied upon, among other things, originals or copies, identified to our satisfaction as being true copies, of the following: the Registration Statement; the Restated Certificate of Incorporation of the Company; the Bylaws of the Company, as amended to date; the Rights Agreement; and corporate records and other instruments and documents as were deemed necessary or appropriate for purposes of this opinion. As to questions of fact material to this opinion, we have, when the relevant facts were not independently established by us, relied upon the documents we have examined or upon certificates of officers of the Company. In our examination of the documents referred to above, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. We have also assumed that: (i) the Rights Agreement has been duly authorized, executed and delivered by the Rights Agent; (ii) the Rights Agreement constitutes a legal, valid and binding obligation of the Rights Agent; and (iii) any subsequent issuance of Rights by the Company will be accomplished in accordance with the provisions of the Rights Agreement.
For the purpose of rendering our opinion as expressed herein, we have, with your consent, also assumed, with respect to the authorization and adoption of the Rights Agreement and the

JMAR Technologies, Inc.
February 14, 2006

issuance of the Rights, that: (A) the Company’s Board of Directors concluded in good faith, after exercising due care and carefully considering (i) the provisions of the Rights Agreement in light of (a) the characteristics of the Company which could make it an attractive takeover target, (b) the takeover environment existing at such time and (c) the vulnerability of the Company to abusive takeover tactics in light of existing law and provisions of the Certificate of Incorporation and Bylaws and (ii) the potential effects of the Rights Agreement on the Company and its stockholders, including any future proposal to acquire the Company, that the Rights Agreement is in the best interests of the Company and its stockholders; and (B) the Rights Agreement serves legitimate corporate purposes reasonably related and proportionate to the potential threats perceived by the directors and was not adopted for the sole or primary purpose of perpetuating the directors’ or management’s control over the Company or providing personal financial gain for directors or management of the Company. In addition, we note that the enforceability of the Rights and the Rights Agreement against the Company may depend on the determination of a court of the State of Delaware or of other competent jurisdiction that the directors’ decision to adopt and/or maintain the Rights Agreement or to decline to redeem the Rights or take other future actions with respect to the Rights or the Rights Agreement is a reasonable response to any particular threat to the Company.
We have investigated such questions of law for the purpose of rendering this opinion as we have deemed necessary. We are attorneys duly admitted and qualified to practice in the State of California, and we express no opinion as to the laws of any other jurisdiction other than (i) the laws of the State of California, (ii) the Delaware General Corporation Law, the applicable provisions of the Delaware Constitution and reported decisions of the Delaware courts interpreting these laws, and (iii) the federal laws of the United States of America.
Based on the foregoing, and in reliance thereon, we are of the opinion that (i) the Selling Stockholders’ Shares have been duly authorized, (ii) the 3,025,001 Selling Stockholders’ Shares that are issued and outstanding are validly issued, fully paid and non-assessable, (iii) the 2,664,345 Selling Stockholders’ Shares that are issuable upon exercise of the Warrants have been validly reserved for issuance upon exercise thereof, (iv) upon receipt by the Company of full payment of the exercise price for the Warrants and delivery of certificates representing the shares issuable upon said exercise, the 2,664,345 Selling Stockholders’ Shares issuable upon exercise of the Warrants will be validly issued, fully paid and nonassessable, (v) the Rights that are issued and outstanding are validly issued, fully paid and non-assessable and, upon issuance in the manner contemplated by the Rights Agreement, those Rights which will be issued in the future will be validly issued when the associated shares are issued, and (vi) the Rights are binding obligations of the Company.
Our opinion in (vi) above is subject to (a) the effect of bankruptcy, insolvency, reorganization, arrangement, suretyship, moratorium and other similar laws now or hereafter in effect relating to or affecting the rights of creditors generally, including without limitation the effects of statutory or other law regarding fraudulent conveyance and preferential transfers; and (b) the binding effect and enforceability of the Rights Agreement and the availability of injunctive relief, specific performance, or other equitable remedies thereunder are subject to the effect of the exercise of judicial discretion in accordance with general principles of equity (regardless of whether enforcement is considered in proceedings at law or in equity).

JMAR Technologies, Inc.
February 14, 2006

We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the Registration Statement.
This opinion letter is rendered as of the date first written above and as of the effective date of the Registration Statement, and we disclaim any obligation to advise you of facts, circumstances, events or developments which thereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Selling Stockholders’ Shares.

Very truly yours,
/s/ PROCOPIO, CORY, HARGREAVES & SAVITCH LLP